EXHIBIT 99.1

Curtiss-Wright Reports Second Quarter 2014 Financial Results and Increases Full-Year Guidance

Second Quarter 2014 Operating Highlights from Continuing Operations

  Net sales increased 9% to $652 million, from $598 million in 2013;
  Operating income increased 27% to $77 million, from $61 million in 2013;
  Operating margin increased 160 basis points to 11.7%, from 10.1% in 2013;
  Net earnings increased 31% to $46 million, or $0.93 per diluted share, from $35 million, or $0.74 per diluted share, in 2013;
  Earnings from discontinued operations, excluding the loss on divestitures, amounted to ($0.10) in diluted earnings per share;
  New orders totaled $750 million, up 30% from 2013, primarily due to higher demand within the aerospace and naval defense markets, driving book-to-bill to 1.15x;
  Backlog was approximately $1.8 billion, up 9% from December 31, 2013; and
  Company updates full-year guidance for sales, operating income, diluted EPS and free cash flow, expanding operating margin range to 11.1-11.3% and increasing free cash flow range to $180-200 million.

CHARLOTTE, N.C., July 30, 2014 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) reported financial results for the second quarter ended June 30, 2014.

"We are pleased with our solid second quarter results, which were led by strong organic operating income growth in our commercial businesses and continued dedication to improving profitability as we execute our strategy," said David C. Adams, President and CEO of Curtiss-Wright Corporation.

"Higher sales volumes, lower costs associated with our new organizational realignment, ongoing margin improvement initiatives, and our recent divestiture activity all contributed to increased profitability.

"Based on the solid first half results, we raised our full-year 2014 guidance. Overall, we remain focused on continuing to expand operating margins, generating strong free cash flow and maintaining a balanced capital allocation strategy in order to drive shareholder value."

Second Quarter 2014 Operating Results from Continuing Operations

(In thousands)	2Q-2014	2Q-2013	% Change
Sales	$652,452	$597,694	9%
Operating income	76,650	60,579	27%
Operating margin	11.7%	10.1%	160 bps

Sales

Sales of $652 million in the second quarter increased $55 million, or 9%, compared to the prior year period, primarily driven by our acquisitions and strength in the commercial markets.

From a market perspective, second quarter sales to the commercial markets were up 12% compared to the prior year period, while sales to the defense markets increased 2%. Refer to the table on page 9 for a full breakdown of sales by end market.

Operating Income

Operating income in the second quarter was $77 million, an increase of 27% compared to the prior year period, primarily driven by solid organic (excluding effects of foreign currency translation, acquisitions and divestitures) increases in our Commercial/Industrial and Energy segments. Additionally, our results reflect ongoing margin improvement initiatives across each of our segments, primarily lower costs resulting from our organizational realignment. Acquisitions contributed approximately $3 million to operating income in the current quarter.

Operating margin was 11.7%, an increase of 160 basis points over the prior year period.

Non-segment operating expense

Non-segment costs were lower by approximately $6 million as compared with the prior year period, mainly due to lower pension and post retirement costs in the current quarter.

Net Earnings

Second quarter net earnings increased 31% from the comparable prior year period, reflecting solid growth in operating income. Interest expense of approximately $9 million was essentially flat compared to the prior year period, as higher average debt levels were offset by lower average interest rates. Our effective tax rate for the current quarter was 32.4%, essentially flat compared to the prior year period.

Free Cash Flow

(In thousands)	2Q-2014	2Q-2013
Net cash generated from operating activities	$99,010	$61,881
Capital expenditures	(17,631)	(17,116)
Free cash flow	$81,379	$44,765

Free cash flow was $81 million for the second quarter of 2014, compared to $45 million in the prior year period, or an increase of approximately $37 million. Net cash generated from operating activities increased by $37 million from the prior year period, primarily due to higher net earnings and higher deferred revenue. Free cash flow is defined as cash flow from operations less capital expenditures.

Other Items – Discontinued Operations

During the second quarter, the Company divested two non-core businesses within the Defense segment and also reclassified the super vessels business within the Energy segment as assets held for sale. As a result of these actions, all three businesses are reflected as discontinued operations, and accordingly have been removed from our prior actual results and future financial guidance. The divestitures resulted in a $0.17 benefit to diluted EPS from continuing operations in the first half of 2014, including $0.10 in the second quarter.

The Company recorded an after-tax net book loss on sales in the second quarter of approximately $4 million, or $0.09 per diluted share.

Other Items – Share Repurchase

The Company repurchased approximately 289,000 shares of its common stock during the second quarter at an average price of $65.34 for approximately $19 million. Year-to-date, the Company has repurchased 366,800 shares for approximately $24 million.

Full-Year 2014 Guidance

The Company is updating its previously issued full-year 2014 financial guidance for its continuing operations as follows:

Total Sales	$2.565 - $2.615 billion (previously $2.65 - $2.70 billion)
Operating income	$285 - $295 million (previously $274 - $285 million)
Operating margin	11.1% - 11.3% (previously 10.3% - 10.5%)
Interest Expense	$39 - 40 million (no change)
Effective Tax Rate	30.0% - 31.0% (no change)
Diluted earnings per share	$3.50 - $3.60 (previously $3.35 - $3.45)
Diluted Shares Outstanding	49.1 million (no change)
Free cash flow	$180 - $200 million (previously $170 - $190 million )

All other full-year 2014 expectations remain unchanged from our previously released guidance.

Full-Year 2014 Diluted EPS Guidance Reconciliation

The Company is updating its range for full-year 2014 diluted EPS guidance as follows:

	Full-Year 2014 Guidance
EPS (As of April 30, 2014 guidance)	$3.35	-	$3.45
Plus: Discontinued operations (net full-year impact)	0.10	-	0.10
Plus: Operational improvement initiatives	0.10	-	0.10
Less: Lowered sales (power generation market)	(0.05)	-	(0.05)
Subtotal	0.15	-	0.15
EPS from Continuing Operations (July 30, 2014)	$3.50	-	$3.60

Notes: A more detailed breakdown of our 2014 guidance by segment and by market can be found in the attached accompanying schedules.

Second Quarter 2014 Segment Performance

Commercial/Industrial

(In thousands)	2Q-2014	2Q-2013	% Change
Sales	$275,674	$241,703	14%
Operating income	37,741	27,010	40%
Operating margin	13.7%	11.2%	250 bps

Sales for the second quarter were approximately $276 million, an increase of $34 million, or 14%, over the comparable prior year period, aided by the contribution from acquisitions and solid 5% organic growth. Acquisitions contributed approximately $18 million to sales in the current quarter, primarily due to the acquisition of Arens Controls serving the general industrial market, while favorable foreign currency translation added more than $4 million to current quarter sales. Within the commercial aerospace market, we experienced a solid 7% increase in sales, as our business continues to benefit from the ramp up in OEM production rates, particularly on the Boeing 737 and 787 programs, as well as solid demand for sensors and controls equipment. This growth was aided by higher sales of coatings and analytical testing services to various aerospace customers. Within the oil and gas market, we experienced solid global demand for our industrial valve products.

Operating income in the second quarter was $38 million, an increase of $11 million, or 40%, from the comparable prior year period, while operating margin increased 250 basis points to 13.7%. Acquisitions contributed $2 million to operating income in the current quarter. Strong organic growth in operating income and operating margin was driven by higher sales volumes related to industrial vehicles products, sensors and controls equipment and industrial valve products, as well as improved profitability resulting from our ongoing margin improvement initiatives, particularly the benefits from our organizational realignment initiatives.

Defense

(In thousands)	2Q-2014	2Q-2013	% Change
Sales	$192,309	$193,357	(1%)
Operating income	24,454	29,854	(18%)
Operating margin	12.7%	15.4%	(270 bps)

Sales for the second quarter were $192 million, nearly flat with the comparable prior year period, as improved naval defense sales were offset by lower sales to the power generation market. Within the defense markets, we experienced strong naval defense sales driven by increased year-over-year production of pumps and generators on the Virginia-class submarine program and increased sales on the DDG-51 Destroyer program. In addition, the Parvus acquisition contributed approximately $5 million to sales in the current quarter, primarily to the aerospace and ground defense markets. Those gains were somewhat offset by reduced year-over-year sales to various programs in the aerospace and ground defense markets as compared to the prior year period, primarily due to lower sales on military helicopter programs. Meanwhile, within the power generation market, we experienced lower year-over-year revenues on the domestic and China AP1000 programs.

Operating income in the second quarter was $24 million, a decrease of $5 million, or 18%, compared to the prior year period, while operating margin decreased 270 basis points to 12.7%. Acquisitions contributed $1 million of operating income to the current year quarter.  Lower operating margin was primarily driven by reduced higher margin domestic AP1000 and China technology transfer revenues in the current period. Those decreases were partially offset by the benefits of our organizational realignment initiatives, along with ongoing cost reduction and operational improvement initiatives.

Energy

(In thousands)	2Q-2014	2Q-2013	% Change
Sales	$184,469	$162,634	13%
Operating income	20,720	15,791	31%
Operating margin	11.2%	9.7%	150 bps

Sales for the second quarter were approximately $185 million, an increase of approximately $22 million, or 13%, compared to the prior year period. Within the power generation market, we experienced increased demand in the domestic aftermarket for our extensive array of products supporting existing nuclear reactors, aided by a rebound in projects that had previously shifted out of the first quarter. Higher sales to the oil and gas market were driven by the contribution of upstream sales, as well as improved international coker equipment sales.

Operating income in the second quarter was $21 million, a 31% increase from the comparable prior year period, while operating margin increased 150 basis points to 11.2%. This improvement in operating income and operating margin was driven by higher sales volumes in the oil and gas market as well as the benefit of organizational realignment activities. We also experienced improved profitability in the power generation market based on the aforementioned higher sales volumes.

Conference Call Information

The Company will host a conference call to discuss the second quarter 2014 results and guidance at 9:00 a.m. EDT on Thursday, July 31, 2014. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2014	2013	$	%	2014	2013	$	%
Product sales	$ 521,815	$ 491,056	$ 30,759	6%	$ 1,032,187	$ 953,506	$ 78,681	8%
Service sales	130,637	106,638	23,999	23%	245,695	212,741	32,954	15%
Total net sales	652,452	597,694	54,758	9%	1,277,882	1,166,247	111,635	10%

Cost of product sales	350,758	330,451	20,307	6%	699,507	650,024	49,483	8%
Cost of service sales	85,491	69,558	15,933	23%	161,097	138,912	22,185	16%
Total cost of sales	436,249	400,009	36,240	9%	860,604	788,936	71,668	9%

Gross profit	216,203	197,685	18,518	9%	417,278	377,311	39,967	11%

Research and development expenses	17,621	14,851	2,770	19%	34,745	31,016	3,729	12%
Selling expenses	37,047	37,202	(155)	(0%)	75,295	72,006	3,289	5%
General and administrative expenses	84,885	85,053	(168)	(0%)	166,780	173,388	(6,608)	(4%)

Operating income	76,650	60,579	16,071	27%	140,458	100,901	39,557	39%

Interest expense	(8,988)	(9,342)	354	4%	(18,044)	(18,005)	(39)	(0%)
Other income, net	64	200	(136)	NM	118	645	(527)	NM

Earnings before income taxes	67,726	51,437	16,289	32%	122,532	83,541	38,991	47%
Provision for income taxes	21,917	16,376	5,541	34%	38,271	26,335	11,936	45%
Earnings from continuing operations	$ 45,809	$ 35,061	$ 10,748	31%	$ 84,261	$ 57,206	$ 27,055	47%

Discontinued operations, net of taxes
Loss from discontinued operations	(4,994)	(1,691)	(3,303)	NM	(8,282)	(2,893)	(5,389)	NM
Loss on divestiture	(4,424)	--	(4,424)	NM	(4,424)	--	(4,424)	NM
Loss from discontinued operations	(9,418)	(1,691)	(7,727)	NM	(12,706)	(2,893)	(9,813)	NM

Net earnings	$ 36,391	$ 33,370	$ 3,021	9%	$ 71,555	$ 54,313	$ 17,242	32%

Basic earnings per share
Earnings from continuing operations	$ 0.96	$ 0.75			$ 1.75	$ 1.22
Earnings from discontinued operations	(0.20)	(0.04)			(0.26)	(0.06)
Total	$ 0.76	$ 0.71			$ 1.49	$ 1.16

Diluted earnings per share
Earnings from continuing operations	$ 0.93	$ 0.74			$ 1.72	$ 1.20
Earnings from discontinued operations	(0.19)	(0.04)			(0.26)	(0.06)
Total	$ 0.74	$ 0.70			$ 1.46	$ 1.14

Dividends per share
	$ 0.13	$ 0.10			$ 0.26	$ 0.19
Weighted average shares outstanding:
Basic	48,175	46,786			48,055	46,700
Diluted	49,239	47,507			49,160	47,478

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	June 30,	December 31,	Change
	2014	2013	%
Assets
Current assets:
Cash and cash equivalents	$ 194,140	$ 175,294	11%
Receivables, net	621,415	603,592	3%
Inventories, net	465,886	452,087	3%
Deferred tax assets, net	48,272	47,650	1%
Assets held for sale	10,799	--	0%
Other current assets	69,053	58,660	18%
Total current assets	1,409,565	1,337,283	5%
Property, plant, and equipment, net	506,350	515,718	(2%)
Goodwill	1,117,981	1,110,429	1%
Other intangible assets, net	446,717	471,379	(5%)
Other assets	26,022	23,465	11%
Total assets	$ 3,506,635	$ 3,458,274	1%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 775	$ 1,334	(42%)
Accounts payable	183,672	186,941	(2%)
Accrued expenses	128,611	142,935	(10%)
Income taxes payable	2,893	789	267%
Deferred revenue	184,219	164,343	12%
Other current liabilities	46,494	38,251	22%
Total current liabilities	546,664	534,593	2%
Long-term debt	933,489	958,604	(3%)
Deferred tax liabilities, net	142,104	123,644	15%
Accrued pension and other postretirement benefit costs	122,804	138,904	(12%)
Long-term portion of environmental reserves	15,147	15,498	(2%)
Other liabilities	111,854	134,326	(17%)
Total liabilities	1,872,062	1,905,569	(2%)

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	157,373	150,618	4%
Retained earnings	1,440,000	1,380,981	4%
Accumulated other comprehensive income	34,779	25,259	38%
Less: cost of treasury stock	(46,769)	(53,343)	(12%)
Total stockholders' equity	1,634,573	1,552,705	5%

Total liabilities and stockholders' equity	$ 3,506,635	$ 3,458,274	1%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2014	2013	%	2014	2013	%
Sales:
Commercial/Industrial	$ 275,674	$ 241,703	14%	$ 542,102	$ 461,989	17%
Defense	192,309	193,357	(1%)	379,170	380,980	(0%)
Energy	184,469	162,634	13%	356,610	323,278	10%

Total sales	$ 652,452	$ 597,694	9%	$ 1,277,882	$ 1,166,247	10%

Operating income (expense):
Commercial/Industrial	$ 37,741	$ 27,010	40%	$ 70,224	$ 47,063	49%
Defense	24,454	29,854	(18%)	47,723	47,057	1%
Energy	20,720	15,791	31%	36,361	29,155	25%

Total segments	$ 82,915	$ 72,655	14%	$ 154,308	$ 123,275	25%
Corporate and other	(6,265)	(12,076)	48%	(13,850)	(22,374)	38%

Total operating income	$ 76,650	$ 60,579	27%	$ 140,458	$ 100,901	39%

Operating margins:
Commercial/Industrial	13.7%	11.2%		13.0%	10.2%
Defense	12.7%	15.4%		12.6%	12.4%
Energy	11.2%	9.7%		10.2%	9.0%
Total Curtiss-Wright	11.7%	10.1%		11.0%	8.7%

Segment margins	12.7%	12.2%		12.1%	10.6%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2014	2013	%	2014	2013	%
Defense markets:
Aerospace	$ 67,023	$ 67,815	(1%)	$ 140,583	$ 130,125	8%
Ground	19,895	21,464	(7%)	36,396	44,642	(18%)
Naval	100,022	90,035	11%	188,825	173,540	9%
Other	1,544	5,292	(71%)	2,809	10,202	(72%)
Total Defense	$ 188,484	$ 184,606	2%	$ 368,613	$ 358,509	3%

Commercial markets:
Commercial Aerospace	$ 113,251	$ 104,197	9%	$ 223,475	$ 198,920	12%
Oil and Gas	133,050	109,850	21%	261,555	209,710	25%
Power Generation	109,061	116,627	(6%)	217,531	233,444	(7%)
General Industrial	108,606	82,414	32%	206,708	165,664	25%
Total Commercial	$ 463,968	$ 413,088	12%	$ 909,269	$ 807,738	13%

Total Curtiss-Wright	$ 652,452	$ 597,694	9%	$ 1,277,882	$ 1,166,247	10%

Use of Non-GAAP Financial Information

The Corporation supplements our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. We believe that these non-GAAP measures provide investors with additional insight into the company's ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company's ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	2014 vs 2013
	Commercial		Defense		Energy		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	5%	33%	(4%)	(21%)	13%	32%	4%	22%
Acquisitions	7%	7%	2%	3%	0%	(3%)	4%	5%
Foreign Currency	2%	(0%)	1%	(0%)	0%	2%	1%	0%
Total	14%	40%	(1%)	(18%)	13%	31%	9%	27%

	Six Months Ended
	2014 vs 2013
	Commercial		Defense		Energy		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	6%	44%	(4%)	(5%)	10%	24%	4%	34%
Acquisitions	9%	6%	3%	4%	0%	(1%)	5%	4%
Foreign Currency	2%	(1%)	1%	2%	0%	2%	1%	1%
Total	17%	49%	(0%)	1%	10%	25%	10%	39%

Free Cash Flow

The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net cash provided by operating activities	$ 99,010	$ 61,881	$ 84,417	$ 60,801
Capital expenditures	(17,631)	(17,116)	(35,996)	(32,126)
Free cash flow	$ 81,379	$ 44,765	$ 48,421	$ 28,675

Cash conversion	224%	134%	68%	53%

CURTISS-WRIGHT CORPORATION
2014 Earnings Guidance (from Continuing Operations)
As of July 30, 2014
($'s in millions, except per share data)

	2013	2014 Guidance
	Recasted*	Low	High
Sales:
Commercial/Industrial	$ 960	$ 1,040	$ 1,060
Defense	815	810	830
Energy	655	715	725
Total sales	$ 2,430	$ 2,565	$ 2,615

Operating income:
Commercial/Industrial	$ 109	$ 138	$ 142
Defense	119	111	115
Energy	59	70	72
Total segments	286	319	328
Corporate and other	(42)	(33)	(34)
Total operating income	$ 244	$ 285	$ 295

Interest expense	$ (37)	$ (39)	$ (40)
Earnings before income taxes	208	246	256
Provision for income taxes	(64)	(74)	(79)
Net earnings	$ 144	$ 172	$ 177

Reported diluted earnings per share	$ 3.01	$ 3.50	$ 3.60
Diluted shares outstanding	47.9	49.1	49.1
Effective tax rate	30.8%	30.0%	31.0%

Operating margins:
Commercial/Industrial	11.3%	13.3%	13.4%
Defense	14.6%	13.7%	13.8%
Energy	8.9%	9.7%	9.9%
Total operating margin	10.0%	11.1%	11.3%

Note: Full year amounts may not add due to rounding
*Information has been revised from that previously presented to reflect the segment change announced in the first quarter of 2014 and the discontinued operations announced this quarter.

CURTISS-WRIGHT CORPORATION
2014 Sales Guidance by End Market (from Continuing Operations)
As of July 30, 2014

	2014 Guidance % Change
	Low	High

Defense Markets
Aerospace	8%	12%
Ground	(7%)	(11%)
Navy	(2%)	2%
Total Defense (Including Other Defense)	1%	5%

Commercial Markets
Commercial Aerospace	6%	10%
Oil and Gas	11%	15%
Power Generation	0%	4%
General Industrial	14%	18%
Total Commercial	7%	11%

Total Curtiss-Wright Sales	6%	8%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com